Exhibit 10.11

FACET BIOTECH CORPORATION

2008 PERFORMANCE BONUS PROGRAM

The following are the terms of the 2008 Performance Bonus Program approved by the Board of Directors of Facet Biotech Corporation (the “Company”) on                     , 2008 (the “Program”). The Program shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), and any interpretation of the provisions of the Program shall be made by the Committee at its sole discretion.

A.	Purpose

1. The terms of the Program have been established to attract, motivate, retain and reward the Company’s employees, including our officers, for driving the Company to achieve specified corporate objectives.

2. The Program provides for the payment of cash bonuses based upon the successful achievement of certain goals of the Company’s business as run by the Company or the Company’s predecessor, PDL BioPharma, Inc. (“PDL”), during 2008. Payments under the Program are subject to certain eligibility requirements.

3. The Program is largely a continuation of the 2008 performance-based bonus program adopted by PDL on June 6, 2008 as most of the goals of its bonus program related to its biotechnology operations run by PDL and to be transferred and operated by the Company after its spin-off from PDL (the “Biotechnology Business”), with nearly all of PDL’s employees anticipated to join the Company.

B.	Eligibility

1. All of our employees who were hired prior to October 1, 2008 in the Biotechnology Business, whether hired by us or by PDL, are eligible to participate in the Program, provided that they work 20 hours or more per week. Eligible employees who are assigned to regularly work a schedule of less than 40 hours per week but more than 20 hours per week would be entitled to a pro rated portion, based on their work schedule but excluding overtime hours, of the amount of bonus to which they would otherwise receive. Eligible employees that started their employment with the Biotechnology Business (whether as operated by us or by PDL) after January 31, 2008 and before October 1, 2008 would be entitled to a pro rated portion of the amount of bonus which they would otherwise receive.

2. In order to receive any bonus that may be paid out under the Program, eligible employees must also continue to be employed by the Company at the time we pay bonuses, if any, which we expect would occur in early 2009. Notwithstanding the foregoing, transition employees whose employment we terminate or PDL terminated on or after July 1, 2008 will be eligible to receive bonuses under the Program even if they are not employed by us at the time we pay bonuses under the Program. These transition employees would be eligible to receive a pro-rated portion of the bonus they would have otherwise been eligible for had we or PDL not terminated them prior to the time we pay bonuses. The pro-ration would be based on the number of whole months of the transition employee’s service to the Biotechnology Business in 2008 (whether as operated by us or by PDL), rounded up to the nearest whole month. Notwithstanding the foregoing, the amounts to be paid under the Program are not intended to duplicate any payments to be made under the 2008 Performance Bonus Program of PDL and performance bonuses paid with respect to achievement of specified corporate objectives of the Biotechnology Business shall only be paid hereunder to the extent such eligible employee is not similarly eligible under the 2008 Performance Bonus Program of PDL.

C.	Determination of Bonus Amounts

1. The extent to which we successfully achieve our goals, as determined by our Committee, will determine the amount of the bonus pool under the Program, subject to the exercise of the discretion of our Committee to increase, decrease or eliminate the bonus pool under the Program.

2. The bonus pool will be allocated among eligible employees based on each eligible employee’s target bonus, which is equal to a percentage of the employee’s annual base salary and depends on the salary grade of the employee, and the eligible employee’s individual performance.

3. The primary goal categories under the Program and their respective weighting are:

Category	Weighting

Goals related to restructuring, financial objectives and strategic transactions	30%

Clinical development goals	30%

Research and discovery goals	20%

Collaboration related goals	20%

Total:	100%

4. Our Committee reserves the right, exercisable at its discretion, to increase, decrease or eliminate the bonuses that could be paid under the Program and to amend or terminate the Program at any time.